Exhibit 10.6a

Correction Amendment to Credit Agreement

This agreement is dated as of November 10, 2004, by and between Cavco Industries, Inc. (the “Borrower”) and Bank One, NA, with its main office in Chicago, IL (the “Bank”), and its successors and assigns. The provisions of this agreement are effective on the date that this agreement has been executed by all of the signers and delivered to the Bank (the “Effective Date”). This is a Correction Amendment to Credit Agreement and supercedes and replaces that certain Amendment to Credit Agreement (“Prior Amendment”) dated as of July 13, 2004 between Borrower and Bank wherein certain mistakes were made in the amending provisions of the Prior Amendment. The Prior Amendment is hereby rendered null and void and of no force or effect.

WHEREAS, the Borrower and the Bank entered into a credit agreement dated September 17, 2003, as amended (if applicable) (the “Credit Agreement”); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth below;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	DEFINED TERMS. Capitalized terms not defined herein shall have the meaning ascribed in the Credit Agreement.

2.	MODIFICATION OF CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

2.1	From and after the Effective Date, the provision in the Credit Agreement captioned 1.2 Non Usage Fee. is hereby amended and restated as follows:

Non-Usage Fee. The Borrower shall pay to the Bank a non-usage fee on the average daily unused portion of Facility A at a rate of 0.15% per annum, payable in arrears within fifteen (15) days of the end of each calendar quarter for which the fee is owing, beginning October 1, 2004 and continuing thereafter.

2.2	From and after the Effective Date, the provision in the Credit Agreement captioned 1.3 Borrowing Base. is hereby deleted in its entirety.

2.3	From and after the Effective Date, the provision in the Credit Agreement captioned Financial Reports A. is hereby deleted in its entirety.

2.4	From and after the Effective Date, the provision in the Credit Agreement captioned Financial Reports B. is hereby deleted in its entirety.

2.5	From and after the Effective Date, the provision in the Credit Agreement captioned Financial Reports C. is hereby amended and restated as follows:

C.      Via either the Edgar System or its Home Page, within ninety (90) days after the timely filing of its Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended.

2.6	From and after the Effective Date, the provision in the Credit Agreement captioned Financial Reports D. is hereby amended and restated as follows:

D.      For each fiscal quarter other than the last fiscal quarter of each fiscal year, via either the EDGAR System or its Home Page, within forty-five (45) days after the timely filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities Exchange Commission, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q.

2.7	From and after the Effective Date, the provision in the Credit Agreement captioned Financial Reports E. is hereby amended as follows: the portion of the provision now reading “Via either the EDGAR System or its Home Page, promptly after the same become publicly available,” is hereby replaced with the following:

Via either the EDGAR System or its Home Page, within forty-five (45) days after the same become publicly available,

2.8	From and after the Effective Date, the provision in the Credit Agreement captioned 4.13 Compliance Certificate is hereby amended and restated to read as follows:

4.13 Compliance Certificate. Provide the Bank, within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of each fiscal year, with a certificate executed by the Borrower’s chief financial officer, or other officer or person acceptable to the Bank, certifying that, as of the date of the certificate, no event of default exists under any provision of this agreement.

2.9	From and after the Effective Date, the following provision is hereby added to the Credit Agreement to Section 5.2 of the Credit Agreement:

M.      Fixed Charge Coverage Ratio. Permit as of each fiscal quarter end, its ratio of net income before taxes, plus amortization, depreciation, interest expense, rent and operating lease payments minus any Distributions and Capital Expenditures, for the twelve month period then ending, to prior period current maturities of long term debt and capital leases, interest expense, taxes, rent and operating lease payments for the same such period, to be less than 1.50 to 1.00.

2.10	From and after the Effective Date, the following provisions are hereby deleted in their entirety from the Credit Agreement: 5.2 A. Dividends; 5.2 K. Capital Expenditures; and 5.2 L. Debt Service Coverage Ratio.

2.11	From and after the Effective Date, the provision in the Credit Agreement captioned 5.2 I. Investments is hereby amended and restated to read as follows:

I.      Investments. Except as provided in section 5.3 hereof, invest in, or purchase, create, form or acquire any interest in, any other enterprise or entity.

2.12	From and after the Effective Date, the following is hereby added to the Credit Agreement:

5.3	Without the Bank’s consent, the Borrower may:

A.       Acquisitions. Purchase or acquire any securities, limited liability company interest or partnership interest (or warrants or other options or rights to acquire the same) of, or make any loans or advances to, any person, firm, limited liability company, partnership or corporation, except for a purchase, acquisition, loan or advance, where (i) the Borrower has provided to the Bank pro forma statements demonstrating to the Bank that such purchase, acquisition, loan or advance will not result in the Borrower being out of compliance with any financial or other covenant contained herein, (ii) such purchase, acquisition, loan or advance does not exceed $5,000,000.00, and (iii) such purchase, acquisition, loan or advance and all other such purchases, acquisitions, loans and advances do not exceed $7,500,000.00 in the aggregate for the then current fiscal year.

3.	RATIFICATION. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified herein.

4.	BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, act or event which could constitute an event of default under the Credit Agreement or any promissory note or credit facility executed in reference to the Credit Agreement exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an event of default under the Credit Agreement or any promissory note or credit facility executed in reference to the Credit Agreement.

5.	FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

6.	EXECUTION AND DELIVERY. This agreement shall become effective only after it is fully executed by the Borrower and the Bank, and the Bank shall have received from the Borrower the following documents: Note Modification Agreement.

7.	ACKNOWLEDGEMENTS OF BORROWER. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents and representatives from any and all claims, causes of action, debts and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of the Bank related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank’s part to grant other or future agreements, should any be requested.

8.	NOT A NOVATION. This agreement is a modification only and not a novation. Except for the above-quoted modification(s), the Credit Agreement, any loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, instruments or documents executed in connection with the Credit Agreement, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any document executed in conjunction therewith, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement.

Borrower:

Cavco Industries, Inc.

By:	/s/ Sean K. Nolen

SEAN K. NOLEN CFO

Printed Name Title

Date Signed: 11/15/04

Bank:

Bank One, NA, with its main office in Chicago, IL

By:	/s/ Sanat B. Patel

SANAT B. PATEL VP

Printed Name Title

Date Signed: 11/22/04

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